Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2004 Omnibus Incentive Plan of Genesee & Wyoming Inc., of our report dated February 6, 2004 with respect to the consolidated financial statements of Australian Railroad Group Pty Ltd as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in Genesee & Wyoming Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Ernst & Young
/s/ Ernst & Young

Perth, Australia
November 16, 2004